Exhibit 99.1

ACA Capital Reports Financial and Economic Results for the Second Quarter and Six Months Ended June 30, 2007

•                  ACA Capital’s Board of Directors authorizes $20.0 million stock repurchase

•                  ACA Financial Guaranty’s qualified statutory capital increases to $406.9 million and claims paying resources exceed $1.0 billion

NEW YORK — July 31, 2007 — ACA Capital Holdings, Inc. (NYSE: ACA) today announced a second quarter 2007 net loss of ($93.3) million, or ($2.55) per diluted share.  The net loss was primarily a result of impairment losses on bonds in certain consolidated CDOs and net unrealized mark-to-market losses on the Company’s portfolio of Structured Credit transactions.  These losses were directly attributable to the deterioration of second-lien and sub-prime residential mortgage-backed securities occurring during the quarter.  Included in the net loss are ($30.5) million of after tax impairments on bonds in consolidated CDOs in excess of the Company’s economic investments.  For the six months ended June 30, 2007, ACA Capital reported a net loss of ($81.9) million, or ($2.24) per diluted share.

Net income and net income per diluted share are computed in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  Additionally, to assist investors in their understanding of the Company’s quarterly results and their measurement of the Company’s growth and profitability, ACA Capital provides other non-GAAP information, including net economic income (loss) and base economic income (loss).

The net economic loss for the second quarter of 2007 was ($13.2) million, or ($0.36) per diluted share as compared with second quarter 2006 net economic income of $14.9 million or $0.49 per diluted share.  Net economic income for the first six months of 2007 was $2.5 million, or $0.07 per diluted share as compared with $26.0 million or $0.87 per diluted share for the same period in 2006.

The base economic loss for the second quarter of 2007 was ($15.3) million, or ($0.42) per diluted share as compared with second quarter 2006 base economic income of $12.1 million or $0.40 per diluted share.  The base economic income for the first six months of 2007 was $0.1 million, or $0.01 per diluted share as compared with base economic income of $23.0 million or $0.77 per diluted share for the same period in 2006.

Alan S. Roseman, ACA Capital’s President and Chief Executive Officer, said “ACA Capital remains extremely well capitalized relative to its risk exposure and is very much open for business.  We have every reason to believe that the “A” rating of our insurance subsidiary, ACA Financial Guaranty, will remain intact.  In fact, the qualified statutory capital of ACA FG, increased $18.6 million during the second quarter to $406.9 million and its claims paying resources topped $1.0 billion.  The risk exposure in our Structured Credit business is 99.8% ‘super-AAA’ and is not exposed to liquidity risk associated with mark-to-market volatility.  While we are very disappointed that our profitability in 2007 will be less than originally planned, this earnings disappointment does not affect the financial strength of ACA Capital or ACA FG.  ACA Capital’s franchise rests upon our unique and established position in the structured finance and public finance markets.  Our continued, long-term commitment to our investors, insured bondholders and counterparties is steadfast and remains our priority.”

Additionally, ACA Capital Holdings announced today that its Board of Directors has authorized the Company to purchase, from time to time, up to $20.0 million of its outstanding shares of common stock in open market transactions.  The size and timing of the purchases will depend on price, market and business conditions and other factors.  The stock repurchase program has a one-year term and may be suspended or discontinued at any time without prior notice.

Net Economic Income (Loss)

In managing its business and measuring growth and profitability from a strategic and financial planning perspective, in addition to GAAP net income results, ACA Capital’s management and Board of Directors consider a supplemental measurement, net economic income.  Net economic income (loss) excludes the net income impact of:

1.                  Unrealized gains (losses) on derivatives included in:

a.  Net insured credit swap revenue;

b.  Net realized and unrealized gains (losses) on derivative instruments; and

c.  Other net credit swap revenue;

2.                  Realized gains (losses) on non-CDO investments;

3.                  The portion of interest expense related to the principal payments on borrowings financed with derivatives; and

4.                  Net realized losses related to the impairment of non-recourse CDO assets.

Also, included in net economic income (loss) are net recognized gains from credit protection purchased on the ABX indices.  This credit protection was purchased to moderate the effects of impairments on the Company’s ABS CDO equity and is included in the net economic income (loss) given the amount of impairments recorded in the second quarter of 2007.

ACA Capital believes that net economic income (loss) enhances the understanding of the Company’s results by highlighting income attributable to the Company’s operating performance.  Earnings measures reported by research analysts are typically reported on a net economic income (loss) basis.

Base Economic Income (Loss)

In assessing the period over period income growth on both a consolidated and segment basis, ACA Capital’s management, Board of Directors, certain research analysts and investors consider and compare the Company’s base economic income (loss).  Base economic income (loss) excludes from net economic income (loss) the net income (loss) impact of accelerated revenues from premiums earned on guaranteed public finance obligations that have been refunded and any termination gains related to insured credit swaps (“accelerated earnings”).  Table 1, below, provides a comparison of earnings for the periods indicated.

Table 1

Earnings per Diluted Share

	For the three months ended June 30,		For the six months ended June 30,
	2007	2006	2007	2006
Earnings (loss) per diluted share	$(2.55)	$0.40	$(2.24)	$0.87
Adjustments to net economic income (loss)	2.19	0.09	2.31	—
Net economic income (loss) (1) (2)	(0.36)	0.49	0.07	0.87
Effect of accelerated earnings	(0.06)	(0.09)	(0.06)	(0.10)
Base economic income (loss) (2)	$(0.42)	$0.40	$0.01	$0.77
Weighted average shares outstanding - diluted (in thousands)	36,538	30,085	36,558	29,846

(1)             Consensus earnings that are reported by earnings estimate services are on this basis.

(2)             See endnote A for further explanation of non-GAAP measures of net economic income (loss) and base economic income (loss).

Segment Highlights

Table 2, below, provides a comparison of earnings by business segment for the periods indicated.

Table 2

Dollars in millions

	For the three months ended June 30,		For the six months ended June 30,
	2007	2006	2007	2006
Net Income (Loss) by Business Segment
CDO asset management	$(64.6)	$5.6	$(56.2)	$11.4
Structured credit	(32.7)	2.5	(33.1)	8.9
Public finance	3.5	3.1	6.4	4.9
Other (1)	0.5	0.8	1.0	1.0
Net income (loss)	$(93.3)	$12.0	$(81.9)	$26.2
Net Economic Income (Loss) by Business Segment
CDO asset management	$(28.2)	$5.6	$(23.3)	$10.4
Structured credit	11.1	5.2	19.1	9.3
Public finance	3.4	3.3	5.7	5.2
Other (1)	0.5	0.8	1.0	1.1
Net economic income (loss) (2)	$(13.2)	$14.9	$2.5	$26.0
Base Economic Income (Loss) by Business Segment
CDO asset management	$(28.2)	$5.6	$(23.3)	$10.4
Structured credit	11.1	4.0	19.1	8.0
Public finance	1.3	1.7	3.3	3.5
Other (1)	0.5	0.8	1.0	1.1
Base economic income (loss) (2)	$(15.3)	$12.1	$0.1	$23.0

(1)             “Other” encompasses specified transactions in areas in which ACA Capital is no longer active.

(2)             See endnote A for further explanation of non-GAAP measures of net economic income (loss) and base economic income (loss).

CDO Asset Management

CDO Asset Management recorded a net loss, net economic loss and base economic loss for the second quarter of 2007 of ($64.6) million, ($28.2) million and ($28.2) million, respectively.  During the quarter, ACA Capital closed four CDO transactions and one ABS managed tranche program, adding over $2.8 billion in assets under management (“AUM”).  The four CDOs include a $1.0 billion high grade CDO squared, a $350 million U.S. collateralized loan obligation (“CLO”), a €400 million European CLO and a $750 million mezzanine ABS CDO.    ACA Capital invested $8.2 million, approximately 10% on average, of the equity tranches in the two CLOs, and did not invest in the equity of either of the other two CDOs.  Subsequent to the end of the quarter, ACA Capital closed a $350 million mezzanine ABS CDO in which it made no equity investment. Also, at the end of quarter, the underlying exposure in ACA CDS 2002-1, a $1.0 billion corporate credit CDO, matured and ACA Capital no longer had risk to its $18.7 million remaining investment in this transaction.  As of June 30, 2007, the Company managed CDO assets in 22 fully distributed transactions and 6 managed tranche programs.  Total AUM increased to $17.9 billion as of June 30, 2007, as compared to $16.3 billion as of March 31, 2007.  The Company’s weighted average asset management fee as of June 30, 2007 was 0.23% per annum.

During the quarter, the Company realized pre-tax impairment losses related to eight CDO equity positions totaling ($109.4) million. The large impairment losses on six of these eight CDOs are largely due to the deterioration of residential mortgage-backed securities containing second-lien mortgage loans, originated primarily in 2006.  Two of these eight CDOs realized impairment losses on account of the increased speed, relative to original projections, at which the underlying mortgages prepaid.  As mentioned earlier in this release, ($46.9) million of these pre-tax impairments ($30.5 million net of tax) were in excess of the Company’s economic investments.  This impairment in excess of the Company’s equity investment (“over-impairment”) is a direct result of the consolidation of CDO assets and liabilities on ACA Capital’s balance sheet in accordance with FASB Interpretation No. 46R.  As a result of consolidation, the Company records $4.4 billion of assets at fair value related to CDOs and $4.5 billion of related non-recourse debt on its balance sheet.   Losses in excess of the Company’s actual investment will reverse upon the deconsolidation of the CDOs, or alternatively, the CDO’s maturity.

Subsequent to the end of the quarter, the Company realized a $14.8 million gain on credit protection purchased against two representative market indices, ABX.HE.BBB- 2006-1 and ABX.HE.BBB- 2006-2, to moderate the effects of the impairments of its ABS CDO equity investments.  Based on the value of the contracts as of June 30, 2007, $11.6 million pre-tax, or $7.5 million after-tax, is included in the Company’s net economic income (loss) for the second quarter and six months of 2007.

Table 3, below, itemizes the total impairments, net equity exposure and net impairments by transaction during the quarter.

Table 3

CDO Equity Investment - Impairments Detail

		Second Quarter		Impairments
	Net Equity Investment	2007	Net Equity Investment	In Excess of
Transaction	March 31, 2007	Impairments	June 30, 2007	Net Equity Investment
ACA ABS 2002-1	$5.3	(0.4)	$4.9	$—
ACA ABS 2003-1	16.5	(30.9)	—	(14.4)
ACA ABS 2003-2	32.0	(64.5)	—	(32.5)
Grenadier	22.5	(6.0)	16.5	—
ACA ABS 2005-1	4.3	(2.7)	1.6	—
ACA ABS 2005-2	2.1	(1.1)	1.0	—
ACA ABS 2006-1	1.4	(0.7)	0.7	—
ACA ABS 2006-2	3.5	(3.1)	0.4	—
Total	$87.6	$(109.4)	$25.1	$(46.9)

CDO Asset Management recorded a net loss, net economic loss and base economic loss for the first six months of 2007 of ($56.2) million, ($23.3) million and ($23.3) million, respectively.  During the first six months, ACA Capital closed five CDO transactions and three managed tranche programs, adding over $4.4 billion in assets under management (“AUM”).

Structured Credit

Structured Credit recorded a net loss of ($32.7) million for the second quarter of 2007, and net economic income and base economic income of $11.1 million for the same period.  The net loss was a direct result of net unrealized after-tax mark-to-market losses of ($43.9) million on the Company’s portfolio of Structured Credit transactions.  ACA Capital expects its Structured Credit business to experience periodic volatility on its income statement due to the GAAP accounting requirement (FAS Nos. 133/149) that the Company mark-to-market its Structured Credit transactions.  The Company’s business strategy is designed to pursue growth in Structured Credit regardless of the changes in the fair values of derivatives required to be recorded under GAAP since it intends to hold each transaction to maturity.  As such, unrealized gains and losses will revert to zero once a transaction reaches contractual maturity, absent any credit losses.

During the quarter, 31 new Structured Credit transactions were closed, and insured credit swap premiums earned for the second quarter of 2007 increased 128% to $22.8 million from $10.0 million for the same period in 2006.  The total Structured Credit notional portfolio was $61.0 billion as of June 30, 2007, as compared to $50.2 billion as of March 31, 2007.  As of June 30, 2007, the weighted average premium rate on the Company’s Structured Credit portfolio was 0.17% per annum.  Of the $61.0 billion of notional exposure, over 99.8% of the Company’s insured credit swap portfolio was constructed of exposures attaching above the “AAA” rated level of subordination.  As of June 30, 2007, the Structured Credit business had 31 institutional counterparties.

Structured Credit recorded a net loss of ($33.1) million for the first six months of 2007, and net economic income and base economic income of $19.1 million, respectively, for the same period.  During the first six months of 2007, 67 new structured credit transactions were closed, and insured credit swap premiums earned increased 114% to $40.3 million from $18.8 million for the same period in 2006.

Public Finance

Public Finance recorded net income, net economic income and base economic income for the second quarter of 2007 of $3.5 million, $3.4 million and $1.3 million, respectively.  Revenues for the period increased to $13.0 million from $11.7 million.  Revenues included $4.4 million of refunded premiums for the second quarter of 2007 compared to $3.3 million for the same period in 2006.  On a net basis (premiums earned less capitalized expenses and taxes), this refunding activity added $2.1 million to net income for the second quarter of 2007 compared to $1.6 million for the same period in 2006.  During the quarter, gross premiums written, which approximate net premiums written, were $15.4 million, an increase from $15.3 million for the same period in 2006.

Public Finance recorded net income, net economic income and base economic income for the first six months of 2007 of $6.4 million, $5.7 million and $3.3 million, respectively.  Revenues for the period increased to $23.4 million from $19.7 million.  Revenues included $5.0 million of refunded premiums for the first six months of 2007 compared to $3.5 million for the same period in 2006.  On a net basis (premiums earned less capitalized expenses and taxes), this refunding activity added $2.4 million to net income for the first six months of 2007 compared to $1.7 million for the same period in 2006.  During the period, gross premiums written, which approximate net premiums written, were $20.0 million, an increase from $19.4 million for the same period in 2006.

Balance Sheet Highlights

Total assets as of June 30, 2007 and December 31, 2006 were $6.1 billion and $6.0 billion, respectively.

Book value, as measured by stockholders’ equity, decreased to $326.3 million as of June 30, 2007, from $509.8 million at the end of 2006.  Book value per share was $8.92 as of June 30, 2007, versus $13.96 at December 31, 2006.  Stockholders’ equity, excluding accumulated other comprehensive income (loss), was $432.9 million as of June 30, 2007, from $513.1 million at the end of 2006.  Book value per share, excluding accumulated other comprehensive income (loss), was $11.83 as of June 30, 2007, versus $14.05 at December 31, 2006.  The significant decrease in stockholders’ equity is a result of the ($163.5) million (($106.3) million net of tax) decline in fair value of fixed maturity securities related to the Company’s six consolidated asset-backed CDOs and the pre-tax ($46.9) million (($30.5) million, net of tax) of over-impairments on two of those consolidated CDOs.  Stockholders’ equity excluding accumulated other comprehensive income (loss) and the aforementioned over-impairments was $463.4 million, or $12.66 per share.  Stockholders’ equity is also impacted, through retained earnings, by the cumulative $77.1 million of unrealized pre-tax mark-to-market losses ($50.1 million, net of tax) on the Company’s Structured Credit portfolio.

Adjusted book value was $921.3 million, or $25.18 per share, as of June 30, 2007, versus $837.5 million, or $22.93 per share at December 31, 2006.  See endnote B for the definition of adjusted book value (a non-GAAP measure) and its reconciliation from stockholders’ equity.

Table 4, below, provides June 30, 2007 and December 31, 2006 stockholders’ equity, adjusted book value and the resulting book value and adjusted book value per share information.

Table 4

Stockholders’ Equity

	June 30,	December 31,
Dollars in millions, except per share amounts	2007	2006
Stockholders’ equity	$326.3	$509.8
Stockholders’ equity ex-OCI	432.9	513.1
Stockholders’ equity ex-OCI & over-impairments on CDOs	463.4	513.1

Adjusted book value (1)	921.3	837.5

Book value per share	$8.92	$13.96
Book value per share ex-OCI	11.83	14.05
Book value per share ex-OCI & over-impairments on CDOs	12.66	14.05

Adjusted book value per share	25.18	22.93

Shares outstanding (in thousands)	36,593	36,523

(1)             See endnote B for the reconciliation from stockholders’ equity to adjusted book value.

Statutory Results

ACA Capital’s financial guaranty insurance subsidiary, ACA Financial Guaranty Corporation (“ACA FG”) also announced financial results for the second quarter and six months ended June 30, 2007.  Financial information for ACA FG is prepared on a statutory accounting basis.  Statutory net income for the second quarter of 2007 was $17.6 million as compared with second quarter 2006 statutory net income of $8.3 million, an increase of 112%.  Statutory net income for the first six months of 2007 was $20.4 million as compared with $13.3 million for the same period in 2006, an increase of 53%.

Qualified statutory capital, which is the sum of surplus as regards policyholders and contingency reserve, was $406.9 million as of June 30, 2007 an increase of $19.8 million from $387.1 million as of December 31, 2006.  Claims paying resources, which adds unearned premiums and the present value of future installment premiums to qualified statutory capital, increased to $1.1 billion as of June 30, 2007 as compared to $882.5 million as of December 31, 2006.

Earnings Guidance

Based on the second quarter 2007 financial results and the current market environment, ACA Capital has revised its net economic income per share estimates for the full year 2007.  The Company now expects to earn net economic income in the range of $1.00 to $1.20 per diluted share.

Conference Call

ACA Capital will hold a conference call for investors on Wednesday, August 1, 2007 at 8:00 a.m. EDT.  The conference call will consist of brief comments by Mr. Alan S. Roseman, President and Chief Executive Officer, and Mr. Edward U. Gilpin, Executive Vice President and Chief Financial Officer, followed by a question and answer session with Messrs. Roseman and Gilpin.  The dial-in number for the call is 866-356-4279 (domestic) and 617-597-5394 (international).  The conference call passcode is 80825592.  A live broadcast of the conference call will also be available via ACA Capital’s website at www.aca.com.  The Company has also prepared a supplemental presentation to assist readers of this press release and conference call participants to understand the information presented in a more detailed basis.  The slide presentation is available on ACA Capital’s website, under Presentations and Webcasts in the Investor Relations section, and will be referred to during the conference call.  Those unable to participate in the call may listen to a replay using the following dial-in numbers 888-286-8010 (domestic) and 617-801-6888 (international), passcode

71238023.  A replay of the webcast will also be available on ACA Capital’s website approximately two hours after the end of the conference call for one year.

The Company will post its current Quarterly Operating Supplement to its website, www.aca.com, today.  The Quarterly Operating Supplement contains additional information about results for the period covered in this release.

ACA Capital is a holding company that provides asset management services and credit protection products to participants in the global credit derivatives markets, structured finance capital markets and municipal finance capital markets.  ACA Capital’s asset management services are provided through its asset management subsidiaries, ACA Management, L.L.C. and ACA Capital Management (U.K.) Pte. Limited, and its credit protection products are provided through its “A” rated financial guaranty insurance subsidiary, ACA Financial Guaranty Corporation.  ACA Capital Management (U.K.) Pte. Limited is authorized and regulated by the Financial Services Authority.

ACA Capital’s common stock is listed on the New York Stock Exchange under the symbol “ACA”.  More information can be found at www.aca.com.  The information on our website is not included or incorporated by reference into this release.

Cautionary Statement Regarding Forward-Looking Statements

This press release, the slide presentation and the Company’s Quarterly Operating Statement contain statements that may be considered “forward-looking statements” under the Private Securities Litigation Reform Act of 1995.  Such statements reflect management’s current expectations based on its current views and assumptions regarding future events and economic performance and are subject to risks and uncertainties that may cause actual results to differ materially from those set forth in these statements.  For example, the Company’s forward looking statements, including its President and Chief Executive Officer’s remarks, statements regarding certain business strategies and objectives and projections of revenues and expenses, and ACA Capital’s prospects as a whole, could be affected by many events.  These events include difficulties with the execution of the Company’s business strategy, changes in the economic, credit spread or interest rate environment in the United States and overseas, rating actions with respect to the financial strength rating of ACA Financial Guaranty Corporation, prolonged disruptions of the markets that the Company participates, the failure of the Company to accurately estimate the potential severity of defaults or downgrades in the pool of assets referenced by its insured credit default swaps, decreased demand for the Company’s insurance products or asset management services, or increased competition in the Company’s markets, loss of key personnel, changes in regulation or tax laws, governmental action, changes in accounting policies or practices, other risks and uncertainties not identified at this time, management’s response to these factors, and other risk factors identified in the Company’s filings with the Securities and Exchange Commission.  The Company cautions that forward-looking statements made by the Company speak only as of the date on which they are made, and, except as required by law, the Company does not undertake any obligation to update or revise such statements if the Company’s expectations change or the Company becomes aware that any forward-looking statement is not likely to be achieved.

Investor Relations Contact:	Adam Willkomm
Treasurer, ACA Capital

212-375-2085
awillkomm@aca.com

Media Contact:	Fred Bratman
Hyde Park Financial Communications
212-683-3931 x217
fbratman@hydeparkfin.com

Source:	ACA Capital Holdings, Inc.

Endnotes:

(A)  Net economic income and base economic income are not substitutes for net income computed in accordance with GAAP; however, they are useful measures of performance used by ACA Capital’s management, Board of Directors, certain research analysts and investors.

In managing its business and assessing growth and profitability from a strategic and financial planning perspective, ACA Capital’s management and Board of Directors consider GAAP net income results as well as net economic income. ACA Capital believes that net economic income enhances the understanding of its results by highlighting income attributable to the Company’s operating performance.  However, net economic income is not a measurement of financial performance or liquidity under GAAP. It should not be considered in isolation or as a substitute for net income, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with GAAP.  Net economic income (loss) is defined as net income excluding the after-tax effects of:

1. Unrealized gains (losses) on derivatives included in:

•                  Net insured credit swap revenue;

•                  Net realized and unrealized gains (losses) on derivative instruments; and

•                  Other net credit swap revenue;

2. Realized gains (losses) on non-CDO investments;

3. The portion of interest expense related to the principal payments on borrowings financed with derivatives; and

4.         Net realized losses related to the impairment of non-recourse CDO assets.

Also, included in net economic income (loss) are net recognized gains from credit protection purchased on the ABX indices.  This credit protection was purchased to moderate impairments on the Company’s ABS CDO equity and is included in the net economic results given the amount of impairments recorded in the second quarter of 2007.

Unrealized gains (losses) on derivatives are excluded because (i) they widely vary with changes in the credit market and interest rate environment and are not necessarily indicative of the performance of ACA Capital’s underlying businesses and (ii) the Company intends to hold the positions to the derivative contracts’ expiration, at which time the mark to market values would revert to zero, to the extent no realized derivative gains or losses had occurred. Realized gains (losses) on non-CDO investments are excluded because the Company’s investment strategy is focused on the preservation of capital and generation of current income as opposed to the generation of trading gains and losses. ACA Capital includes the unrealized gains (losses) on derivatives and investments generated by trading activity, if any. Also excluded is a portion of interest expense on borrowings that were financed with interest rate swaps to pay the upfront issuance costs of some of ACA Capital’s consolidated CDOs. FAS 133 requires that all payments made under the interest rate swaps, representing both principal and interest, be recorded as interest expense.  In order to approximate the economic expense on these borrowings, the portion of interest expense that is excluded is related to what would be principal payments if these borrowings had been financed with debt obligations.  Net realized losses related to the impairment of non-recourse CDO assets in excess of the Company’s equity investment in the CDO are excluded because they do not represent economic losses to the Company, rather result from the effects of consolidation as required under FIN 46R.

In order to assess the period over period income growth on both a consolidated and segment basis, ACA Capital’s management, Board of Directors and certain research analysts and investors consider and compare base economic income (loss).  Base economic income (loss) excludes from net economic income (loss) the net income (loss) impact of accelerated revenues from premiums earned on guaranteed public finance obligations that have been refunded and any termination gains related to insured credit swaps.

Table A

Reconciliation from Net Income to Net Economic Income (Loss) and Base Economic Income (Loss)

Dollars in millions

	For the quarter ended June 30,		For the six months ended June 30,
	2007	2006	2007	2006

Net income (loss)	$(93.3)	$12.0	$(81.9)	$26.2

Reconciling items:
Net unrealized (gains) losses on derivatives included in:
Net insured credit swap revenue	44.1	3.3	53.9	0.8
Net realized and unrealized gains on derivative instruments	(1.3)	(1.4)	(2.2)	(3.6)
Other net credit swap revenue	(1.4)	(0.1)	(6.9)	(0.2)
Net realized losses on investments	—	0.1	0.0	0.8
Non-operating interest expense	0.7	1.0	1.6	2.0
Over-impairment on CDO assets	30.5	—	30.5	—
Net recognized gains on credit protection purchased	7.5	—	7.5	—
Net economic income (loss)	(13.2)	14.9	2.5	26.0

Accelerated earnings	(2.1)	(2.8)	(2.4)	(3.0)
Base economic income (loss)	$(15.3)	$12.1	$0.1	$23.0

(B) Adjusted book value (“ABV”) is used by ACA Capital’s management, Board of Directors, certain research analysts and investors as a measure of the Company’s estimated intrinsic value based on its current book of business with no benefit given to ongoing business activity.  Management derives adjusted book value by beginning with GAAP stockholders’ equity, excluding accumulated other comprehensive income (loss), and adding or subtracting the after-tax value of unearned premiums and credit swap revenues, prepaid reinsurance premiums, deferred policy acquisition costs, deferred debt issuance costs, the present value of estimated net future installment premiums and credit swap revenues (discounted at 4.9% at June 30, 2007 and 4.7% at December 31, 2006) and the present value of estimated future asset management fees (discounted at 4.9% at June 30, 2007 and 4.7% at December 31, 2006).  The definition of ABV used by the Company may differ from definitions of ABV used by other financial guarantors.  The adjustments described above will not be realized until future periods and may differ materially from the amounts used in calculating ABV.

Table B

Calculation of Adjusted Book Value

Dollars in millions

	As of	As of
	June 30,	December 31,
	2007	2006

Total stockholders’ equity	$326.3	$509.8
Accumulated other comprehensive income (loss)	(106.6)	(3.3)
Over-impairments on CDO assets	(30.5)	—
Total stockholders’ equity ex-OCI	463.4	513.1

Adjustments:
Unearned premiums and credit swap revenues	207.6	203.3
Prepaid reinsurance	(0.5)	(0.5)
Deferred acquisition costs	(48.5)	(48.8)
Deferred debt issuance costs	(30.8)	(34.1)
Installment premiums (1)	414.0	258.5
CDO asset management fees (1)	162.7	120.7
Sub-total	704.5	499.1
Tax effect (at 35%)	246.6	174.7
Net adjustments	457.9	324.4
Adjusted book value	$921.3	$837.5

(1)            Discounted at 4.9% and 4.7% at June 30, 2007 and December 31, 2006, respectively.

Note: Amounts may not foot due to rounding.

ACA Capital Holdings, Inc. and Subsidiaries

Consolidated Statements of Operations

For the Three and Six Months Ended June 30, 2007 and 2006

(Dollars and shares in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

REVENUES:
Gross premiums written	$15,478	$15,727	$20,519	$20,515
Less premiums ceded	(630)	(61)	(761)	(186)

Net premiums written	14,848	15,666	19,758	20,329
Decrease in unearned premium reserve - net	(6,403)	(7,191)	(6,164)	(6,972)

Premiums earned	8,445	8,475	13,594	13,357
Net insured credit swap revenue	(44,183)	7,931	(40,484)	22,111
Net investment income	90,627	82,452	180,547	160,164
Net realized and unrealized losses on investments	(110,142)	(1,256)	(113,850)	(3,223)
Net realized and unrealized gains on derivative instruments	3,256	2,497	5,336	6,139
Other net credit swap revenue	3,851	2,631	16,157	5,544
Fee income	7,596	6,955	13,929	11,073
Other income	299	53	354	104
Total revenues	(40,251)	109,738	75,583	215,269

EXPENSES:
Loss and loss adjustment expenses	1,859	1,661	3,232	3,682
Policy acquisition costs	3,042	2,768	4,519	4,160
Other operating expenses	15,564	12,681	31,717	23,294
Interest expense	76,337	70,964	152,745	137,383
Depreciation and amortization	2,278	2,225	4,537	4,717
Total expenses	99,080	90,299	196,750	173,236

Income of minority interest	(1,265)	(1,074)	(2,144)	(2,229)

Income (loss) before income taxes	(140,596)	18,365	(123,311)	39,804
Provision for income tax expense (benefit)	(47,260)	6,323	(41,392)	13,615
Net income (loss)	$(93,336)	$12,042	$(81,919)	$26,189

Share and Per Share Data
Earnings per share
Basic	$(2.55)	$0.53	$(2.24)	$1.15
Diluted	$(2.55)	$0.40	$(2.24)	$0.87

Weighted average shares outstanding
Basic	36,577	22,858	36,558	22,830
Diluted	36,577	30,085	36,558	29,846

ACA Capital Holdings, Inc. and Subsidiaries

Consolidated Balance Sheet

As of June 30, 2007 and December 31, 2006

(Dollars in thousands)

	June 30,	December 31,
	2007	2006
ASSETS
Investments:
Fixed-maturity securities available for sale, at fair value	$4,636,105	$5,026,276
Fixed-maturity securities trading, at fair value	406,432	251,825
Securities purchased under agreements to resell	3,408	10,248
Guaranteed investment contract	119,340	119,340
Total investments	5,165,285	5,407,689

Cash:
Cash and cash equivalents	328,824	379,905
Restricted cash	46,155	67,061
Total cash	374,979	446,966
Accrued investment income	22,439	21,222
Derivative assets	232,267	19,730
Deferred policy acquisition costs, net	48,498	48,810
Deferred debt issuance costs, net	30,776	34,104
Receivable for securities sold	8,145	824
Prepaid reinsurance premiums	494	528
Deferred income taxes	126,363	—
Current income taxes	—	—
Other assets	82,996	58,321
Total assets	$6,092,242	$6,038,194

LIABILITIES, MINORITY INTEREST AND STOCKHOLDERS’ EQUITY
Unearned premiums	$195,667	$189,537
Reserve for losses and loss adjustment expenses	45,923	42,113
Short-term debt	2,677,467	2,677,828
Long-term debt	1,938,507	2,125,914
Related party debt	100,000	100,000
Securities sold under agreements to repurchase	372,936	232,227
Derivative liabilities	311,061	33,874
Accrued interest payable	15,797	17,900
Accrued expenses and other liabilities	76,058	61,855
Payable for securities purchased	2,110	9,628
Current income tax payable	15,764	7,056
Deferred income taxes	—	258
Total liabilities	5,751,290	5,498,190

MINORITY INTEREST	14,644	30,190

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Common stock	3,744	3,737
Gross paid-in and contributed capital	441,538	438,935
Treasury stock at cost	(12,088)	(12,088)
Notes receivable from stockholders	(3,121)	(3,121)
Deferred compensation	(290)	(870)
Accumulated other comprehensive loss	(106,585)	(3,308)
Retained earnings	3,110	86,529
Total stockholders’ equity	326,308	509,814

Total liabilities, minority interest and stockholders’ equity	$6,092,242	$6,038,194

ACA Capital Holdings, Inc. and Subsidiaries

Statements of Operations by Line of Business

For the Three and Six Months Ended June 30, 2007 and 2006

(Dollars in thousands)

CDO ASSET MANAGEMENT

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
REVENUES:
Gross premiums written	$—	$—	$—	$—

Premiums earned	$—	$—	$—	$—
Net insured credit swap revenue	161	262	(1,931)	1,040
Net investment income	78,337	76,482	157,183	148,577
Net realized and unrealized losses on investments	(109,430)	(1,120)	(111,590)	(2,046)
Net realized and unrealized gains on derivative instruments	2,964	2,497	5,048	6,139
Other net credit swap revenue	4,088	2,642	16,431	5,569
Fee and other income	7,412	6,801	13,594	10,742
Total revenues	(16,468)	87,564	78,735	170,021

EXPENSES:
Loss and loss adjustment expenses	—	—	—	—
Policy acquisition costs	—	—	—	—
Other operating expenses	6,322	5,643	13,267	10,227
Interest expense	71,378	70,359	144,018	136,207
Depreciation and amortization	1,987	1,943	3,994	4,041
Total expenses	79,687	77,945	161,279	150,475

Income of minority interest	(1,124)	(1,067)	(2,086)	(2,222)

Income (loss) before income taxes	(97,279)	8,552	(84,630)	17,324

Provision (benefit) for income tax expense	(32,702)	2,941	(28,408)	5,925

Net income (loss)	$(64,577)	$5,611	$(56,222)	$11,399

Reconciliation to net economic income
Net income (loss)	$(64,577)	$5,611	$(56,222)	$11,399
Net unrealized (gains) losses on derivatives included in:
Net insured credit swap revenue	298	545	2,364	746
Net realized and unrealized gains on derivative instruments	(1,301)	(1,492)	(2,164)	(3,647)
Other net credit swap revenue	(1,434)	(62)	(6,908)	(189)
Net realized losses (gains) on investments	—	(13)	4	46
Net realized gain on ABX hedge termination	7,545	—	7,545	—
Impairment of non-recourse assets	30,509	—	30,509	—
Non-operating interest expense	768	1,023	1,564	2,047
Net economic income (loss)	$(28,192)	$5,612	$(23,308)	$10,402

Net adjustment for accelerated earnings	—	—	—	—
Base economic income (loss)	$(28,192)	$5,612	$(23,308)	$10,402

STRUCTURED CREDIT

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
REVENUES:
Gross premiums written	$47	$192	$134	$470

Premiums earned	$47	$210	$134	$506
Net insured credit swap revenue	(44,628)	7,699	(39,983)	20,439
Net investment income	6,973	882	12,718	1,734
Net realized and unrealized losses on investments	(714)	(35)	(2,226)	(171)
Net realized and unrealized gains on derivative instruments	292	—	288	—
Other net credit swap revenue	(237)	(11)	(274)	(25)
Fee and other income	230	153	345	283
Total revenues	(38,037)	8,898	(28,998)	22,766

EXPENSES:
Loss and loss adjustment expenses	—	—	—	—
Policy acquisition costs	—	—	—	—
Other operating expenses	6,408	4,746	12,698	8,663
Interest expense	4,475	90	7,765	173
Depreciation and amortization	159	161	297	367
Total expenses	11,042	4,997	20,760	9,203

Income of minority interest	(141)	(7)	(58)	(7)

Income (loss) before income taxes	(49,220)	3,894	(49,816)	13,556

Provision (benefit) for income taxes	(16,520)	1,351	(16,722)	4,637

Net income (loss)	$(32,700)	$2,543	$(33,094)	$8,919

Reconciliation to net economic income
Net income (loss)	$(32,700)	$2,543	$(33,094)	$8,919
Net unrealized losses on derivatives included in:
Net insured credit swap revenue	43,844	2,617	52,209	261
Net realized and unrealized gains on derivative instruments	—	—	—	—
Other net credit swap revenue	—	—	—	—
Net realized losses on investments	—	29	5	117
Non-operating interest expense	—	—	—	—
Net economic income	$11,144	$5,189	$19,120	$9,297

Net adjustment for accelerated earnings	—	(1,162)	—	(1,306)
Base economic income	$11,144	$4,027	$19,120	$7,991

ACA Capital Holdings, Inc. and Subsidiaries

Statements of Operations by Line of Business

For the Three and Six Months Ended June 30, 2007 and 2006

(Dollars in thousands)

PUBLIC FINANCE

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
REVENUES:
Gross premiums written	$15,371	$15,301	$20,043	$19,383
Premiums earned	$8,228	$7,575	$13,106	$11,752
Net insured credit swap revenue	284	(30)	1,430	632
Net investment income	4,266	4,133	8,543	8,004
Net realized and unrealized gains (losses) on investments	2	(81)	(27)	(817)
Net realized and unrealized gains on derivative instruments	—	—	—	—
Other net credit swap revenue	—	—	—	—
Fee and other income	253	54	344	152
Total revenues	13,033	11,651	23,396	19,723

EXPENSES:
Loss and loss adjustment expenses	1,614	1,539	2,639	2,915
Policy acquisition costs	2,841	2,518	4,304	3,790
Other operating expenses	2,832	2,292	5,739	4,404
Interest expense	391	427	777	830
Depreciation and amortization	132	121	246	309
Total expenses	7,810	6,897	13,705	12,248
Income of minority interest	—	—	—	—
Income before income taxes	5,223	4,754	9,691	7,475
Provision for income tax expense	1,736	1,633	3,253	2,558
Net income	$3,487	$3,121	$6,438	$4,917

Reconciliation to net economic income
Net income	$3,487	$3,121	$6,438	$4,917
Net unrealized (gains) losses on derivatives included in:
Net insured credit swap revenue	(83)	104	(723)	(241)
Net realized and unrealized gains on derivative instruments	—	—	—	—
Other net credit swap revenue	—	—	—	—
Net realized (gains) losses on investments	(2)	53	17	531
Non-operating interest expense	—	—	—	—
Net economic income	$3,402	$3,278	$5,732	$5,207
Net adjustment for accelerated earnings	(2,125)	(1,633)	(2,437)	(1,721)
Base economic income	$1,277	$1,645	$3,295	$3,486

OTHER
	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
REVENUES:
Gross premiums written	$60	$234	$342	$662
Premiums	$170	$690	$354	$1,099
Net insured credit swap revenue	—	—	—	—
Net investment income	1,051	955	2,103	1,849
Net realized and unrealized losses on investments	—	(20)	(7)	(189)
Net realized and unrealized gains on derivative instruments	—	—	—	—
Other net credit swap revenue	—	—	—	—
Fee and other income	—	—	—	—
Total revenues	1,221	1,625	2,450	2,759

EXPENSES:
Loss and loss adjustment expenses	245	122	593	767
Policy acquisition costs	201	250	215	370
Other operating expenses	2	—	13	—
Interest expense	93	88	185	173
Depreciation and amortization	—	—	—	—
Total expenses	541	460	1,006	1,310
Income of minority interest	—	—	—	—
Income before income taxes	680	1,165	1,444	1,449
Provision for income tax expense	226	398	485	495
Net income	$454	$767	$959	$954

Reconciliation to net economic income
Net income	$454	$767	$959	$954
Net unrealized (gains) losses on derivatives included in:
Net insured credit swap revenue	—	—	—	—
Net realized and unrealized gains on derivative instruments	—	—	—	—
Other net credit swap revenue	—	—	—	—
Net realized losses on investments	—	12	5	123
Non-operating interest expense	—	—	—	—
Net economic income	$454	$779	$964	$1,077
Net adjustment for accelerated earnings	—	—	—	—
Base economic income	$454	$779	$964	$1,077